Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	John G. Call	Bobbi Chaville
	Senior Vice President,	Senior Director, Investor Relations
	Chief Financial Officer	(925) 965-4289
	(925) 965-4315	bobbi.chaville@ros.com

ROSS STORES REPORTS THIRD QUARTER EPS INCREASE OF 24%,
ANNOUNCES TWO-FOR-ONE STOCK SPLIT

     Pleasanton, California, November 17, 2011 -- Ross Stores, Inc. (Nasdaq: ROST) today reported earnings per share for the 13 weeks ended October 29, 2011 of $1.26, up from $1.02 for the 13 weeks ended October 30, 2010. These results reflect a 24% increase on top of 21% and 91% gains in the third quarters of 2010 and 2009, respectively. Net earnings for the third quarter ended October 29, 2011 grew 19% to $144.0 million, up from $121.4 million for the third quarter ended October 30, 2010. Fiscal 2011 third quarter sales increased 9% to $2.046 billion, with comparable store sales up 5% over the prior year.

     For the nine months ended October 29, 2011, earnings per share were $4.03, up from $3.26 for the nine months ended October 30, 2010. These results represent 24% growth on top of 36% and 52% gains for the first nine months of 2010 and 2009, respectively. Net earnings for the year-to-date period in 2011 grew 18% to $465.2 million, up from $393.0 million in the prior year period. Sales for the first nine months of 2011 increased 9% to $6.210 billion, with comparable store sales up 5% on top of a 6% gain last year.

     Michael Balmuth, Vice Chairman and Chief Executive Officer, commented, “We are pleased with our above-plan sales and earnings in the third quarter and first nine months of 2011, especially considering this growth was achieved on top of exceptional increases in the prior two years. Our strong revenue gains continue to be driven mainly by our ability to deliver compelling bargains on a wide assortment of exciting name brand fashions for the family and the home to today’s increasingly value-focused consumers. In addition, operating our business on lower in-store inventories is driving faster turns and lower markdowns, which continues to benefit profit margins.”

     Commenting on the Company’s store growth, Mr. Balmuth said, “As planned, in early October, we launched our expansion into the Midwest with the opening of 12 new Ross Dress for Less stores in the greater Chicago area. We are very excited about the long-term growth opportunities this market offers and are confident that Ross Dress for Less will become an attractive destination for customers there.”

     Mr. Balmuth continued, “Operating margin in the third quarter grew about 45 basis points to 10.9%, driven primarily by a 40 basis point reduction in selling, general and administrative expenses. Cost of goods sold as a percent of sales decreased 5 basis points from the prior year, as higher merchandise gross margin, including better-than-expected shortage results, and leverage on buying and occupancy expenses more than offset an expected increase in packaway-related distribution costs as a percent of sales.”

Two-for-One Stock Split

     The Company announced that its Board of Directors has approved a two-for-one stock split to be paid in the form of a 100% stock dividend on December 15, 2011 to stockholders of record as of November 29, 2011. In addition, the Board declared a regular quarterly cash dividend of $.22 per share, or $.11 per share post-split, payable on December 30, 2011 to stockholders of record as of November 29, 2011.

     In commenting on these actions, Mr. Balmuth said, “We have delivered outstanding financial performance over the past few years which has contributed to significant stock price appreciation over this period. Our decision to split the stock reflects the Board of Directors’ and management’s ongoing confidence in the Company’s future growth prospects and continued commitment to enhancing stockholder value.”

     Regarding the Company’s ongoing stock repurchase program, Mr. Balmuth noted, “During the first nine months of fiscal 2011, we repurchased 4.5 million shares of common stock for an aggregate purchase price of $343 million. We remain on track to complete by the end of fiscal 2011 approximately $450 million of our current two-year $900 million stock repurchase authorization.”

Fourth Quarter 2011 Guidance

     Looking ahead, Mr. Balmuth said, “As we enter the fourth quarter, we remain favorably positioned as a value retailer and our stores are stocked with terrific assortments of branded bargains. However, the ongoing uncertainty in the macro-economic environment as well as the possibility of an even more competitive than usual holiday season, keep us somewhat cautious in our outlook for the balance of the year. As a result, although we hope to do better, we are maintaining our prior fourth quarter forecast for both sales and earnings.”

     For the 13 weeks ending January 28, 2012, the Company continues to forecast same store sales to be up 2% to 3% on top of 4% and 10% gains for the fourth quarters of 2010 and 2009, respectively. Earnings per share, before the effect of the two-for-one stock split, are projected to be in the range of $1.53 to $1.59, up an estimated 12% to 16% on top of outstanding 18% and 53% increases in the prior two years.

     The Company will provide additional details concerning its third quarter results, fourth quarter and fiscal 2011 guidance, and business outlook on a conference call to be held on Thursday, November 17, 2011 at 11:00 a.m. Eastern time. Participants may listen to a real time audio webcast of the conference call by visiting the Investors section of the Company’s website, located at www.rossstores.com. A recorded version of the call will be available at the website address and via a telephone recording until 8:00 p.m. Eastern time on November 25, 2011 at 404-537-3406, PIN # 25106308.

     Forward-Looking Statements: This press release and the recorded comments on our corporate website contain forward-looking statements regarding expected sales, earnings levels and other financial results in future periods that are subject to risks and uncertainties which could cause our actual results to differ materially from management’s current expectations. The words “plan,” “expect,” “target,” “anticipate,” “estimate,” “believe,” “forecast,” “projected,” “guidance,” “looking ahead” and similar expressions identify forward-looking statements. Risk factors for Ross Dress for Less® (“Ross”) and dd’s DISCOUNTS® include without limitation, competitive pressures in the apparel or home-related merchandise industry; changes in the level of consumer spending on or preferences for apparel or home-related merchandise; the impact from the macro-economic environment and financial and credit markets including but not limited to interest rates, recession, inflation, deflation, energy costs, tax rates and policy, unemployment trends, and fluctuating commodity costs; changes in geopolitical and geoeconomic conditions; unseasonable weather trends; disruptions in supply chain; lower than planned gross margin, including higher than planned markdowns and higher than expected inventory shortage; greater than planned operating costs; our ability to continue to purchase attractive brand-name merchandise at desirable discounts; our ability to attract and retain personnel with the retail talent necessary to execute our strategies; our ability to effectively operate our various supply chain, core merchandising and other information systems; our ability to improve our merchandising capabilities through the implementation of new processes and systems enhancements; achieving and maintaining targeted levels of productivity and efficiency in our distribution centers; and obtaining acceptable new store locations. Other risk factors are set forth in our SEC filings including without limitation, the Form 10-K for fiscal 2010 and Form 10-Qs and 8-Ks for fiscal 2011. The factors underlying our forecasts are dynamic and subject to change. As a result, our forecasts speak only as of the date they are given and do not necessarily reflect our outlook at any other point in time. We do not undertake to update or revise these forward-looking statements.

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     Ross Stores, Inc. is an S&P 500, Fortune 500 and Nasdaq 100 (ROST) company headquartered in Pleasanton, California, with fiscal 2010 revenues of $7.9 billion. The Company operates Ross Dress for Less® (“Ross”), the largest off-price apparel and home fashion chain in the United States with 1,038 locations in 29 states, the District of Columbia and Guam. Ross offers first-quality, in-season, name brand and designer apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 60% off department and specialty store regular prices. The Company also operates 88 dd’s DISCOUNTS® in seven states that feature a more moderately-priced assortment of first-quality, in-season, name brand apparel, accessories, footwear and home fashions for the entire family at everyday savings of 20% to 70% off moderate department and discount store regular prices. Additional information is available at www.rossstores.com.

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Ross Stores, Inc.
Condensed Consolidated Statements of Earnings

	Three Months Ended		Nine Months Ended
	October 29,	October 30,	October 29,	October 30,
($000, except stores and per share data, unaudited)	2011	2010	2011	2010
Sales	$2,046,427	$1,874,320	$6,210,413	$5,720,858

Costs and Expenses
Costs of goods sold	1,490,213	1,365,513	4,495,726	4,167,380
Selling, general and administrative	332,226	312,277	962,271	910,151
Interest expense, net	2,565	2,232	7,629	7,056
Total costs and expenses	1,825,004	1,680,022	5,465,626	5,084,587

Earnings before taxes	221,423	194,298	744,787	636,271
Provision for taxes on earnings	77,454	72,920	279,569	243,270
Net earnings	$143,969	$121,378	$465,218	$393,001

Earnings per share
Basic	$1.28	$1.04	$4.10	$3.32
Diluted	$1.26	$1.02	$4.03	$3.26

Weighted average shares outstanding (000)
Basic	112,270	117,039	113,562	118,494
Diluted	114,230	119,018	115,552	120,522

Dividends
Cash dividends declared per share	$0.22	$0.16	$0.44	$0.32

Stores open at end of period	1,126	1,057	1,126	1,057

Ross Stores, Inc.
Condensed Consolidated Balance Sheets

	October 29,	October 30,
($000, unaudited)	2011	2010
Assets

Current Assets
Cash and cash equivalents	$552,924	$732,798
Short-term investments	298	1,798
Accounts receivable	62,384	53,930
Merchandise inventory	1,233,616	1,048,130
Prepaid expenses and other	88,964	66,762
Current deferred income taxes, net	19,914	1,426
Total current assets	1,958,100	1,904,844

Property and equipment, net	1,088,244	966,191
Long-term investments	5,984	16,998
Other long-term assets	129,616	74,556
Total assets	$3,181,944	$2,962,589

Liabilities and Stockholders’ Equity

Current Liabilities
Accounts payable	$759,708	$767,741
Accrued expenses and other	290,498	262,017
Accrued payroll and benefits	217,238	213,103
Income taxes payable	1,628	4,769
Total current liabilities	1,269,072	1,247,630

Long-term debt	150,000	150,000
Other long-term liabilities	204,105	187,772
Long-term deferred income taxes, net	111,516	92,176

Commitments and contingencies

Stockholders’ Equity	1,447,251	1,285,011
Total liabilities and stockholders’ equity	$3,181,944	$2,962,589

Ross Stores, Inc.
Condensed Consolidated Statements of Cash Flows

	Nine Months Ended
	October 29,	October 30,
($000, unaudited)	2011	2010
Cash Flows From Operating Activities
Net earnings	$465,218	$393,001
Adjustments to reconcile net earnings to net cash
provided by operating activities:
Depreciation and amortization	117,337	120,123
Stock-based compensation	30,411	27,523
Deferred income taxes	10,402	(8,427)
Tax benefit from equity issuance	14,073	11,747
Excess tax benefit from stock-based compensation	(13,362)	(11,466)
Change in assets and liabilities:
Merchandise inventory	(146,699)	(175,632)
Other current assets	(24,145)	(17,840)
Accounts payable	18,227	129,111
Other current liabilities	(65,961)	(43,368)
Other long-term, net	8,190	1,989
Net cash provided by operating activities	413,691	426,761

Cash Flows From Investing Activities
Additions to property and equipment	(231,349)	(149,659)
Increase in restricted cash and investments	(66,505)	-
Purchases of investments	-	(6,842)
Proceeds from investments	10,965	7,461
Net cash used in investing activities	(286,889)	(149,040)

Cash Flows From Financing Activities
Excess tax benefit from stock-based compensation	13,362	11,466
Proceeds from issuance of common stock related to stock plans	14,060	29,989
Treasury stock purchased	(15,502)	(9,131)
Repurchase of common stock	(342,733)	(287,275)
Dividends paid	(76,989)	(58,315)
Net cash used in financing activities	(407,802)	(313,266)

Net decrease in cash and cash equivalents	(281,000)	(35,545)

Cash and cash equivalents:
Beginning of period	833,924	768,343
End of period	$552,924	$732,798

Supplemental Cash Flow Disclosures
Interest paid	$4,834	$4,834
Income taxes paid	$300,824	$282,417

Non-Cash Investing Activities
Increase in fair value of investment securities	$72	$814